Exhibit 10.7(a)

SETTLEMENT AGREEMENT AND RELEASE

I. PREAMBLE

WHEREAS:

A.

The parties to this Settlement Agreement and Release (the “Agreement”) are (i) the State of Texas, (ii) the Texas Health and Human Services Commission (“HHSC”); and (iii) Xerox Corporation, Conduent Incorporated, Conduent Business Services, LLC, and Conduent State Healthcare, LLC (“Conduent Healthcare”) (collectively, “DEFENDANTS”). In this Agreement, the State of Texas, HHSC, and DEFENDANTS are each individually referred to as a “Party” and collectively referred to as the “Parties.”

B.

HHSC and Conduent Healthcare (then known as ACS State Healthcare, LLC) entered into a Texas Medicaid Claims/Primary Care Case Management Administrative Services Agreement on or about February 12, 2003 (the “2003 Contract”) under which Conduent Healthcare was to provide HHSC with administrative and claims processing services stated in that Agreement, including without limitation Medicaid-related claims administration and processing services. In connection with the 2003 Contract, Affiliated Computer Services, Inc. provided a guarantee of contractual performance to HHSC. The contractual services were provided by Conduent Healthcare through a consortium of subcontractors known as the Texas Medicaid & Healthcare Partnership (“TMHP”).

C.

HHSC and Conduent Healthcare (then known as ACS State Healthcare, LLC) entered into a Medicaid/Children with Special Healthcare Needs Services, Program Claims Processing, Primary Care Case Management and Pharmacy Claims and Rebate Administration Agreement on or about July 1, 2010 (the “2010

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Contract”) under which Conduent Healthcare was to provide the State of Texas with administrative and claims processing services stated in that Agreement, including without limitation Medicaid-related claims administration and processing services. In connection with the 2010 Contract, Xerox Corporation provided a guarantee of contractual performance to HHSC. These contractual services were likewise provided through the consortium of subcontractors known as TMHP.

D.

On or about June 8, 2012, the State of Texas initiated an investigation related to the performance of administrative and claims processing services provided to HHSC under the 2003 Contract and the 2010 Contract regarding orthodontic services under Texas Medicaid through issuance of a Civil Investigative Demand (“CID”) on ACS State Healthcare, LLC, and later served additional CIDs and requests for documents and information.

E.

In May 2014, HHSC sent a Notice of Termination of its contractual relationship with Conduent Healthcare (then known as Xerox State Healthcare, LLC) (“Notice of Termination”), asserting several grounds for alleged non-compliance with contractual obligations purportedly owed by Conduent Healthcare to HHSC, including without limitation the claimed failure to “manage the prior authorization program appropriately to determine whether requested orthodontic services were medically necessary,” which HHSC claimed “resulted in substantial fraud by unscrupulous orthodontic providers who exploited [a] lax prior authorization process by seeking and receiving Medicaid reimbursement for orthodontic services that the providers knew, or should have known, were not medically necessary.”

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The Notice of Termination also asserted additional and separate claimed instances of non-compliance with Conduent Healthcare’s contractual obligations to HHSC, including without limitation claimed violations of the Health Insurance Portability and Accountability Act (“HIPAA”) and related contractual provisions; a claimed failure to implement Pharmacy Claims and Rebate Administration requirements in a timely manner; a claimed failure to develop and timely submit a disease management file; a claimed provision of late and inaccurate remittance advices; a claimed incorrect processing of claim payments for managed care organization clients; a claimed failure to timely implement e-prescribing; a claimed failure to implement health information designs timely; a claimed failure to properly manage a conversion to HIPAA compliance standards for electronic transactions; a failure to properly administer a subcontract involved in an Electronic Data Interchange related to benefit coordination efforts with insurance carriers; and a claimed failure to validate the licenses of five registered nurses who performed nursing home assessments.

F.

In May 2014 the State of Texas filed a civil action against DEFENDANTS captioned State of Texas v. Xerox Corp. et al., Cause No. D-1-GV-14-000581, in the 353rd Judicial District Court of Travis County, Texas, which includes the Original Petition, dated May 9, 2014, a First Amended Petition, dated January 15, 2016, a Second Amended Petition, dated August 4, 2017, and a Third Amended Petition, dated February 15, 2019 (the “State Action”). Among other things, the State Action includes claims under the Texas Medicaid Fraud Prevention Act. The State of Texas also intervened in a number of other

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actions brought in its name by qui tam relators (collectively, and together with any other such qui tam actions filed in state or federal court alleging claims arising out of Covered Conduct, the “Related Actions”).

G.

In August 2014, the United States Department of Health and Human Services, Office of Inspector General (“HHS-OIG”) issued an audit report containing findings that HHSC did not ensure that the TMHP prior authorization process was used to determine the medical necessity of orthodontic services. The HHS-OIG audit report cited a failure to enforce “the State agency’s [HHSC’s] contract with TMHP,” under which “prior authorization is a process used to determine the medical necessity of selected medical services.” The HHS-OIG audit report cited contractual requirements “to review the facts associated with treatments proposed by providers and make determinations regarding the medical necessity and appropriateness of care,” as well as contractual requirements that “TMHP have a sufficient number of knowledgeable and professional medical personnel to process requests for prior authorization in accordance with State Medicaid policies and procedures.” As part of its response to the August 2014 audit, HHSC cited its termination of the 2010 Contract due to what HHSC claimed were failures to comply with contractual obligations in the operation of TMHP. In June 2015, HHS-OIG issued a follow-up audit report concluding, among other things, that “Texas made erroneous payments to providers of at least $133 million (Federal share) over almost 3 years.” The State of Texas thereafter has in fact reimbursed approximately $133 million to the United States Government. The total amount of the Medicaid payments found in the audit to have been allegedly improperly paid

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was approximately $191 million, with the federal share being approximately $133 million (or approximately 70% of the $191 million) and the State of Texas’s share being approximately $58 million (or approximately 30% of the $191 million). These audit reports are collectively referred to below as the “Audit Reports.”

H.

In August 2014, HHSC filed a civil action against Conduent Healthcare (then known as Xerox State Healthcare, LLC) captioned Texas Health and Human Services Commission v. Xerox State Healthcare, LLC, Cause No. D-1-GN-14-003203, asserting several grounds for alleged non-compliance with contractual obligations purportedly owed by Conduent Healthcare to HHSC and seeking, among other things, the return of documents and information HHSC claimed it owned under the 2010 Contract (the “HHSC Action”).

I.

The allegations in the Audit Reports, the Notice of Termination, the State Action, the Related Actions, and the HHSC Action arise out of services provided to the State of Texas under the 2003 Contract and the 2010 Contract, including without limitation the prior authorization process for orthodontic services under Texas Medicaid.

J.

Prior to entering into and reaching this Agreement, the State of Texas advised DEFENDANTS that it was prepared to amend the State Action to add causes of action for breach of contract of the 2003 Contract and 2010 Contract, including the claimed contractual breaches discussed in the Audit Reports and in the Notice of Termination, and negligence in the performance of contractual services for HHSC.

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K.

This Agreement is the result of the Parties’ compromise on disputed issues of fact and law and the Parties’ desire to buy peace and avoid further litigation and associated uncertainty and expense regarding the Audit Reports, the Notice of Termination, the State Action, the Related Actions, the HHSC Action, and any other present or future disputes arising out of the 2003 Contract or 2010 Contract, and this Agreement is neither an admission of facts, wrongdoing, or liability by DEFENDANTS nor a concession by HHSC and/or the State of Texas that their allegations and claims are not well-founded.

L.

As a result of a mutual desire to settle their disputes and to avoid the delay, expense, inconvenience, and uncertainty of protracted litigation, the Parties have reached a full and final settlement of any and all of the claims, or potential claims, asserted in the Audit Reports, the Notice of Termination, the State Action, the Related Actions, the HHSC Action, or any future action, in any manner arising from or related to the Covered Conduct, as set forth and defined in this Agreement, whether based in tort, contract, or any other source of law, including any claim based on the State of Texas’s regulatory, enforcement, or police powers.

M.

DEFENDANTS have denied and continue to expressly deny the allegations set out in the Audit Reports and Notice of Termination and the State of Texas’s allegations in the State Action, the Related Actions, and the HHSC Action, or otherwise relating to the Covered Conduct, and also have a number of defenses to the State of Texas’s claims, which they have vigorously asserted.

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N.

The State of Texas (including but not limited to HHSC and the Texas Attorney General’s Office) has concluded that the settlement, as set forth in this Agreement, is in the public interest and is fair, adequate, and reasonable under all the circumstances.

O.	This Agreement becomes effective on the Effective Date (defined in section II.)

II. DEFINITIONS

This Agreement uses the following definitions:

A.

“STATE” means collectively the State of Texas, its past, present, and successor officers, agents, entities, divisions, agencies, commissions (including but not limited to the Texas Health and Human Services Commission), departments, administrators, employees, attorneys, and legal representatives.

B.

“DEFENDANTS” means Xerox Corporation, Conduent Incorporated, Conduent Business Services, LLC, and Conduent State Healthcare, LLC (formerly known as ACS State Healthcare, LLC and as Xerox State Healthcare, LLC).

C.	“CONDUENT DEFENDANTS” means Conduent Incorporated, Conduent Business Services, LLC, and Conduent State Healthcare, LLC (formerly known as ACS State Healthcare, LLC and as Xerox State Healthcare, LLC).

D.

“RELEASED PARTIES” collectively means DEFENDANTS and each of DEFENDANTS’ respective past, present, predecessor, and successor companies, parents, direct and indirect subsidiaries, affiliates, entities and divisions, and all of their respective officers, directors, members, partners, limited partners, principals, assigns, representatives, employees, agents, servants, owners, shareholders, insurers,

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attorneys, and subcontractors of Conduent Healthcare (subcontractors will be released only for any claims pertaining to their conduct and service relating to the 2003 Contract and the 2010 Contract), or to any DEFENDANT or any past, present, predecessor, or successor company, parent, direct or indirect subsidiary, affiliate, entity, or division thereof.

D.	“Effective Date” means the date of signature of the last signatory to this Agreement.

E.

“Covered Conduct” means (1) any actual or alleged conduct, acts, inaction, representations, omissions, statements, misstatements or breach by DEFENDANTS or TMHP occurring before the Effective Date and which are in any manner arising from or connected with their bids for, responses to, negotiation of, preparation for, or performance (or non-performance) of contracts with or services for HHSC and/or the STATE, under the 2003 Contract and the 2010 Contract and those matters asserted in the Audit Reports, the Notice of Termination, the State Action, the Related Actions, and the HHSC Action; (2) any conduct, acts, inaction, representations, omissions, statements, misstatements, or breach alleged or that could have been alleged in the Audit Reports, the Notice of Termination, the State Action, the Related Actions, and the HHSC Action, including but not limited to allegations that HHSC and/or the STATE sustained monetary losses as a result of the improper prior authorization of claims for orthodontic treatment under the Texas Medicaid Program; and (3) any actual or alleged conduct, acts, inaction, representations, omissions, statements, misstatements, or breach in any manner arising from or related to the aforementioned 2003 Contract and the 2010 Contract, services under those contracts, or allegations or claims in the Audit Reports, the Notice of Termination, the State Action, the Related

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Actions, or the HHSC Action. Covered Conduct does not include contracts between the State and any one or more of DEFENDANTS other than the aforementioned 2003 Contract and 2010 Contract.

F.

“Preference Period” means a period of 91 days after receipt and negotiation (deposit) of any payment to the STATE under this Agreement, provided that no voluntary or involuntary bankruptcy has been commenced against any DEFENDANT(S).

G.	“TMFPA” means the Texas Medicaid Fraud Prevention Act, Tex. Hum. Res. Code ch. 36.

III. AGREEMENT

NOW, THEREFORE, in reliance on the representations in this Agreement; in consideration of the mutual promises, covenants, and obligations set forth in this Agreement; and for good and valuable consideration as stated in this Agreement, the sufficiency of which is conceded for all Parties, the Parties agree as follows:

A.	The foregoing Definitions and Preamble are incorporated herein.

B.

The CONDUENT DEFENDANTS shall make payment to the STATE the total sum of $235,942,000.00 (the “Settlement Amount”) in full settlement of the claims asserted in the Notice of Termination, the State Action, the Related Actions, the HHSC Action, and all claims that HHSC and/or the STATE had, has, or may have in the future arising from or related to the Covered Conduct.

1.

$212,347,800.00 of the Settlement Amount is allocated to reimburse HHSC and/or the STATE for monetary losses claimed to have resulted from alleged failures to comply with obligations by Conduent Healthcare or

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TMHP under the 2003 Contract and 2010 Contract, as set out in the Audit Reports, Notice of Termination, the HHSC Action, and the State Action, including but not limited to the $133 million that the United States has determined the STATE must reimburse to the United States as a result of the allegedly improper prior authorization of claims for orthodontic treatment under the Texas Medicaid Program.

2.

$23,594,200.00 of the Settlement Amount is allocated towards payment of attorneys’ fees, costs, and legal expenses incurred by the STATE in connection with the Notice of Termination, the State Action, the Related Actions, and the HHSC Action.

3.

No portion of the Settlement Amount shall be allocated or attributed to the payment of fines, penalties, or other punitive assessments, or to disgorgement of revenues. The STATE agrees that the allocation of the settlement proceeds in Sections III(B)(1), (2), and (3) is appropriate and not subject to reallocation for any purpose.

4.

Entering into this agreement in no way entitles DEFENDANTS or their attorneys to direct or influence the allocation of the Settlement Amount, other than as provided above. The STATE will allocate and distribute to the United States Government, if so required, a pro rata share of the Settlement Amount in accordance with state and federal law, including but not limited to Sections 1903 and 1909 of the Social Security Act, as amended (42 U.S.C. §§ 1396b, 1396h). The Parties agree that the Settlement Amount shall constitute a full and complete satisfaction by DEFENDANTS and the RELEASED PARTIES of any amount or

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overpayment owed, or that could be owed, or other losses or damages sustained or incurred, arising from or in connection with the Covered Conduct, and that the STATE shall not be entitled to any additional amounts or recoveries from DEFENDANTS or any of the RELEASED PARTIES in connection with any Covered Conduct.

C.

The Settlement Amount shall be paid as follows: (i) $20,000,000.00 within ten (10) days of the Effective Date of this Agreement; (ii) $20,000,000.00 by April 15, 2019; (iii) 38,647,333.33 by July 31, 2019; (iv) $78,647,333.33 shall be paid by July 31, 2020; and (v) $78,647,333.33 shall be paid by July 31, 2021. In the event one of the preceding dates is a Saturday, Sunday or a federal bank holiday, the payment will be due the following day that is not a Saturday, Sunday, or federal bank holiday. The above payments shall be made by wire transfer not later than 5:00 p.m. (Central Standard Time) on the date due in accordance with wiring instructions provided by the Office of the Attorney General of Texas. The Parties will cooperate to exchange wiring instructions and routing instructions so that such payments can be promptly made, and notwithstanding the above deadlines for payment, no payment shall be made until such wiring and routing instructions have been provided.

D.	DEFENDANTS agree to submit to the jurisdiction of Texas courts in any proceeding to enforce this Agreement.

E.

Within five (5) business days after the Effective Date, the STATE and DEFENDANTS shall jointly file a Motion to Abate in the form agreed to by the Parties, requesting abatement of the State Action during the pendency of the

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payment schedule addressed in Section III(C). In the event the CONDUENT DEFENDANTS fail to make a payment in a timely manner under the requirements of Section III(C) above, the STATE will provide notice as described in Section III(W) below and provide DEFENDANTS thirty (30) days to cure (the “Cure Period”). In the event the failure to make such a payment is not cured within the Cure Period, the STATE shall be permitted without objection from DEFENDANTS to request that the court lift the abatement of the State Action, and in such event the provisions of this Settlement Agreement shall be without prejudice to the STATE’s ability to amend its pleadings and pursue such claims as the STATE deems advisable, giving appropriate credit for such amounts as may have been paid under this Settlement Agreement.

F.

Within five (5) business days after the expiration of the Preference Period following the final payment of the Settlement Amount, whether as a result of payment under Paragraph C above, whether as a result of Paragraph Q below, or as a result of any other means, the STATE shall file a dismissal with prejudice dismissing the State Action.

G.

Subject to Paragraph H below and in exchange for the consideration described herein (including payment in full of the Settlement Amount), the STATE, as of the expiration of the Preference Period following the final payment of the Settlement Amount, whether as a result of payment under Paragraph C above, whether as a result of Paragraph Q below, or as a result of any other means, shall fully and finally, and to the greatest extent allowed by law, release, discharge, and covenant not to sue, directly or indirectly, the RELEASED PARTIES or any of

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them for any civil, regulatory, or administrative or other claim, action, suit, demand, right, cause of action, liability, judgment, damage, loss, or proceeding (including without limitation damages, attorneys’ fees, expert and consultant fees, fines, penalties, costs, interest, and expenses of every kind and however denominated) that the STATE had, has, may have, has asserted, or could assert under any source of law, contract, in equity or other right, in any manner arising from or related to the Covered Conduct, including without limitation those under contract, tort, fraud, misrepresentation, and/or the TMFPA. In addition, the STATE agrees that it will not initiate, prosecute, direct, recommend, maintain, or support any action or other proceeding of any kind, including by way of example and not limitation, civil or other investigative demands, against the RELEASED PARTIES or any of them in any way arising from or related to the Covered Conduct on behalf of itself, a qui tam relator, or the United States, or any other person or entity, and will promptly seek dismissal with prejudice of all Related Actions filed in Texas state court. In addition, the STATE agrees that it will not directly or indirectly initiate, prosecute, direct, recommend, maintain, or support any action or proceeding against the RELEASED PARTIES seeking exclusion from the Texas Medicaid Program or any other administrative action or sanction arising from the Covered Conduct, other than mandatory exclusion if required by the federal government. This Agreement does not prevent the STATE from discussing, communicating, or sharing information with other states or federal agencies.

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H.

With respect to the Related Actions, and any other actions initiated by a private person pursuant to TEX. HUM. RES. CODE § 36.101 et seq. or under Title 31, United States Code arising out of Covered Conduct, the STATE and DEFENDANTS agree that the STATE shall be solely responsible to reimburse any relator or relator’s counsel for any amounts in any manner arising from the Covered Conduct to be awarded to such relator or relator’s counsel pursuant to provisions of state or federal law, or that are otherwise agreed by the STATE to be paid to such relator or relator’s counsel, and that none of DEFENDANTS shall have any responsibility to pay any such amounts in any manner arising from the Covered Conduct awarded or agreed to be paid to such relators or their counsel. The STATE agrees and commits to resolving any such amounts in any manner arising from the Covered Conduct awarded or agreed to be paid to such relator or relator’s counsel using the proceeds paid under this Agreement. In the unlikely event of any award by a court of amounts in any manner arising from the Covered Conduct to any such relator or relator’s counsel and assessed against any of DEFENDANTS, the CONDUENT DEFENDANTS shall have the right to decrease the Settlement Amount owed under Section III(B) by an amount corresponding to any such award.

I.

DEFENDANTS, as of the expiration of the Preference Period following the final payment of the Settlement Amount, whether as a result of payment under Paragraph C above, whether as a result of Paragraph Q below, or as a result of any other means, shall fully and finally, and to the greatest extent allowed by law, release the STATE from any claims based on events occurring before the

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Effective Date (including attorneys’ fees, costs, and expenses of every kind and however denominated) which DEFENDANTS have asserted, could assert, or may assert in the future against the STATE, arising from the Covered Conduct and the STATE’s investigation and prosecution of that conduct.

J.

Notwithstanding any other terms of this Agreement, including the releases in Paragraphs G, H, and I above, any and all of the following are specifically reserved and excluded from the scope and terms of this Agreement, and from the scope and terms of the Releases, as to any entity or person, including the Parties:

1.	Any claim based upon an obligation created by this Agreement;

2.	Any criminal liability;

3.	Any civil, criminal, or administrative liability arising under Title 26, U.S. Code (Internal Revenue Code) or any state tax or revenue law; or

4.	Any liability to the STATE for any conduct other than the Covered Conduct.

K.

This Agreement is intended to be solely for the benefit of the Parties and persons and entities released herein and, except as stated herein, the Parties do not by this instrument release any claims against any other person or entity. No word, term, phrase, or definition in this Agreement is or may be used for the benefit of any person, entity, or litigant who is not a signatory to, or released by this Agreement. There are no third-party beneficiaries to this Agreement, other than those RELEASED PARTIES who are not signatories to this Agreement. All RELEASED PARTIES are expressly acknowledged to be Parties or third-party beneficiaries of this Agreement (and the releases set forth herein), with the right to fully enforce the same as if such RELEASED PARTY were a signatory hereto.

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L.

The Parties hereby agree that this Agreement, and any and all negotiations, documents, and discussions associated with this Agreement shall be without prejudice to the rights of any Party not expressly released herein; that this Agreement shall not be deemed or construed to be an admission or evidence of any violation of any statute or law, of any liability or wrongdoing by the RELEASED PARTIES or of the truth or the infirmity of any of the claims or allegations of the STATE, and that this Agreement, being for the purpose of resolving disputed claims, is not competent or admissible evidence to establish the validity of any of the claims asserted with respect to the Covered Conduct, whether in Texas or in any other forum.

M.	The STATE represents to DEFENDANTS that no interest in any claim herein released has been assigned by them to any third party.

N.

Nothing in this Agreement is a waiver of the STATE’s sovereign immunity, except as to a proceeding to enforce this Agreement, and as to any such proceeding to enforce this Agreement, the STATE acknowledges that sovereign immunity has been waived.

O.

Any Party may enforce the terms of this Agreement in the District Courts of Travis County, Texas, which shall have exclusive jurisdiction and venue over any such action, unless a voluntary or involuntary bankruptcy has been commenced against any DEFENDANT in which instance the bankruptcy court shall have concurrent jurisdiction.

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P.

This Agreement constitutes the complete agreement between the Parties with regard to the settlement of the State Action, the Related Actions, the HHSC Action, and the other matters set forth in this Agreement. This Agreement may not be amended or modified except by a writing signed by all Parties.

Q.

Except as otherwise provided in the Agreement, each Party will bear its own legal and other costs incurred in connection with this matter, including the preparation and performance of this Agreement; however, should the CONDUENT DEFENDANTS fail to make any of the payments, the STATE shall be entitled to its costs of collection including but not limited to attorneys’ fees and simple interest at the rate of 5% per annum on the remaining balance, in addition to any other remedies available to the STATE.

R.	This Agreement shall be governed by the laws of the State of Texas.

S.

This Agreement shall be construed and interpreted to effectuate the Parties’ intent, which is to resolve completely the Parties’ claims, or potential claims, related in any manner whatsoever to the Covered Conduct, as set forth and defined in this Agreement, whether based in tort, contract, statute or any other source of law, including any claim based on the STATE’s regulatory, enforcement, or police powers.

T.

None of the Parties to this Agreement shall be considered the drafter of this Agreement or of any included provision for the purpose of any statute, case law, or rule of construction that would or might cause any provision to be construed against the drafter.

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U.

Conduent Incorporated expressly warrants that it has reviewed its financial condition and as of the date of execution of this Agreement is not insolvent such that its debts are greater than all of its property, at a fair valuation, exclusive of property transferred, concealed or removed with intent to hinder, delay or defraud creditors.

V.	Each Party represents that it freely and voluntarily enters this Agreement without any degree of duress whatsoever.

W.

Unless otherwise stated in writing subsequent to the Effective Date, all notifications and communications made pursuant to this Agreement shall be submitted to the persons or entities listed below, by email and by correspondence directed to the below addressees:

1.	The STATE, for all purposes:

Office of the Attorney General of Texas

Mr. Darren McCarty

Deputy Attorney General for Civil Litigation

P.O. Box 12548

Austin, Texas 78711-2548

Mr. Raymond Charles Winter

Chief, Civil Medicaid Fraud Division

P.O. Box 12548

Austin, Texas 78711-2548

Ms. Karen Ray

Chief Counsel

Texas Health and Human Services Commission

Brown-Heatly Building

4900 N. Lamar Blvd.

Austin, Texas 78751-2316

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2.	DEFENDANTS, for all purposes:

James Michael Peffer

Executive Vice President, General Counsel, and Secretary

Conduent Incorporated

100 Campus Drive

Suite 200

Florham Park, New Jersey 07932

General Counsel

Xerox Corporation

201 Merritt 7

Norwalk, Connecticut 06851

Robert C. Walters

GIBSON, DUNN & CRUTCHER, LLP

2100 McKinney Avenue, Suite 1100

Dallas, Texas 75201

Eric J.R. Nichols

BUTLER SNOW LLP

515 Congress Avenue, Suite 1900

Austin, Texas 78701

X.

The Parties have read the Agreement and accept and agree to the provisions contained herein and have caused this Agreement to be signed as of the day and date adjacent to their respective signatures. Each individual signing this Agreement on behalf of a DEFENDANT represents and warrants that the entity or entities for which he or she signs has authorized him or her to execute this Agreement. The undersigned STATE signatories represent that they are signing this Agreement in their official capacities and that they are authorized to execute this Agreement and to compromise the claims of the STATE. By its execution of this Agreement, HHSC acknowledges that its Executive Commissioner concurs with the aspects of this Agreement that are within her authority.

Y.

The Parties represent and acknowledge that in entering into this Agreement they are not relying on any promises or representations other than those expressly set forth in this Agreement. The Parties understand, acknowledge, and agree that (i)

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they have each performed an independent investigation of the allegations of fact and law surrounding this matter; and (ii) they each may hereafter discover facts in addition to, or different from, those that they now know or believe to be true with respect to the subject matter of this Agreement. Each of the Parties warrants that it is not relying upon any statement or representation of any agent of the parties being released hereby, and that each of the Parties is relying on its own judgment. Nevertheless, it is the Parties’ intention to resolve their disputes pursuant to the terms of this Agreement and thus, in furtherance of their intentions, the Agreement shall remain in full force and effect notwithstanding the discovery of any additional facts or law, or changes in law, and the Agreement shall not be subject to rescission or modification by reason of any such discovery or change.

Z.

The waiver of any rights conferred by this Agreement shall be effective only if made in writing by the waiving Party. The waiver by any Party of any breach of this Agreement shall not be deemed or construed as a waiver of any other breach, whether prior to, subsequent to, or contemporaneously with this Agreement.

AA.

This Agreement may be executed in counterparts, each of which shall constitute an original and all of which shall constitute one and the same Agreement. Faxed and portable document format signatures will suffice.

BB.	Each Party agrees to perform such further acts and to execute and to deliver such further documents as may reasonably be necessary to carry out this Agreement.

CC.

The Parties agree that for the purposes of Paragraphs 10 & 11 of the Amended HIPAA Qualified Protective Order entered in Cause No. D-1-GV-14-00581 related to return or destruction of documents, data, and other information

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produced in connection with the STATE’s Civil Investigative Demands, the State Action, and HHSC Action, there has not been a “final determination of this action” until there has been a final dismissal of the State Action. All other terms of the Amended HIPAA Qualified Protective Order remain in full force and effect, including but not limited to the provisions of Paragraph 41 of the Order.

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STATE of TEXAS		DEFENDANTS

Office of the Attorney General		Xerox Corporation

By:	/s/ Darren L. McCarty	By:	/s/ Louie Pastor
Date:	2/15/19	Date:	2/18/19
Darren L. McCarty		Louie Pastor
Deputy Attorney General for Civil Litigation		Executive Vice President and General Counsel
Office of the Attorney General of Texas		201 Merritt 7
P.O. Box 12548		Norwalk, Connecticut 06851
Austin, Texas 78711-2548

Texas Health & Human Services Commission		Conduent Incorporated

By:	/s/ Karen Ray	By:	/s/ J. Michael Peffer
Date:	2/7/19	Date:	2/18/19
Karen Ray		J. Michael Peffer
Chief Counsel		Executive Vice President, General Counsel and Secretary
Texas Health & Human Services		100 Campus Drive, Suite 200
Commission		Florham Park, NJ 07932
Brown-Heatly Building
4900 N. Lamar Blvd.
Austin, Texas 78751-2316		Conduent Business Services, LLC
		By:	/s/ J. Michael Peffer
		Date:	2/18/19
J. Michael Peffer
Vice President and Secretary
100 Campus Drive, Suite 200
Florham Park, NJ 07932
Conduent State Healthcare, LLC
		By:	/s/ J. Michael Peffer
		Date:	2/18/19
J. Michael Peffer
Vice President and Secretary
100 Campus Drive, Suite 200
Florham Park, NJ 07932

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